                                                                   EXHIBIT 10.37


                             EMPLOYMENT AGREEMENT
                             --------------------

     In consideration and as a condition of my employment or continued employment by Sequenom, Inc., a Delaware corporation (the "Company"), and of the compensation to be paid to me, and in recognition of the fact that as an employee of the Company I will or may have access to confidential information, I agree with the Company as follows:

     1.  Employment Status.

     The Company hereby employs me, and I hereby accept employment, as the President and Chief Executive Officer of the Company on the terms and conditions set forth herein, effective July 1, 1997. I understand that I am employed for an indefinite term and that either the Company or I may terminate the employment relationship at any time.

     2.  Duties of Employee.

     I shall perform the duties and responsibilities and shall be granted the authority normally associated with the offices of President and Chief Executive Officer of the Company including such duties, responsibilities and authority as may be set forth in the Bylaws of the Company or as may be reasonably and lawfully assigned to me from time to time by the Board of Directors of the Company (the "Board"). As long as I am employed by the Company, I shall devote my full time and efforts to the Company and shall not, without the prior express written consent of the Board, engage directly or indirectly in any employment, consulting or business activity other than for the Company. The foregoing sentence shall not be deemed to prohibit my continuing to engage in the activities set forth in Exhibit A.
                        ---------

     3.  Compensation and Benefits.

              (a) The Company shall pay me a salary at the rate of Two Hundred Forty Thousand Dollars ($240,000) per year payable in accordance with the Company's standard payroll policy. The base salary provided herein shall be reviewed annually by a compensation committee to be designated by the Board.

              (b) The Company shall issue me a stock option to purchase up to 300,000 shares of the Common Stock of the Company, $.001 par value per share, in the form set forth in Exhibit B to this Agreement.
                      ---------
              (c) The Company shall reimburse me for the reasonable expenses that I incur in relocating from the Hamburg, Germany and Boston, Massachusetts areas to the San Diego, California area (the "Moving Expenses Reimbursement"), including moving and temporary living expenses, subject to my presentation to the Company of satisfactory documentation of such expenses, plus an additional amount (the "Gross-Up Payment") equal to the amount necessary to cause the amount retained by me from the Moving Expense Reimbursement and the Gross-Up Payment, after deduction of any federal, state or local income tax on the Moving Expense Reimbursement and the Gross-Up Payment, to be equal to the Moving Expense Reimbursement.

              (d) I shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded Company employees. In addition, I shall be entitled to participate in such other executive benefit plans as may be established by the

Company for Company employees in similar executive positions with similar tenure. I understand that these employee benefit plans and fringe benefits may be amended, enlarged, diminished or terminated by the Company from time to time.

     4. Termination. My employment hereunder shall terminate upon the occurrence of any of the following events:

              (a)  my death or legal incapacity; or

              (b) written notice from the Company to me at any time of the decision of the Board to terminate my employment hereunder as a result of my incapacity or inability to further perform services as contemplated herein for a period aggregating 90 days or more within any six-month period because my physical or mental health have become impaired as to notice it impossible or impractical for me to perform the duties and responsibilities contemplated hereunder; or

              (c) written notice from the Company to me at any time of the decision of the Board to terminate my employment hereunder for Cause (as hereafter defined). There shall be "Cause" for termination of my employment if the Board reasonably determines that any of the following have occurred:

                   (i)   I have been convicted of, or pleaded guilty or nolo
                                                                        ----
contendere to, any felony, or any lesser crime or offense having as its
----------
predicate element fraud or dishonesty;

                   (ii) I have misappropriated, stolen or converted any of the property of the Company;

                   (iii) I have knowingly and willfully perpetrated any act or omission which subjects the Company to criminal liability, or knowingly and willfully caused the Company to commit a material violation of local, state or federal laws, rules or regulations;

                   (iv) I have breached in any material respect any provision of this Agreement;

                   (v) I have breached any provision of any other agreement between me and the Company and such breach has a material adverse effect on the Company or any of its direct or indirect subsidiaries;

                   (vi) I have failed or refused to perform my duties hereunder and such failure or refusal has confined for a period of 10 days following written notice from the Company; or

                   (vii) By June 30, 1998, I have not either obtained a leave of absence from the University of Hamburg or resigned from my tenured professorship there; or

              (d) written notice from the Company to me at any time of the decision of the Board to terminate my employment hereunder other than under
Section 4(a), 4(b) or 4(c); or

              (e) written notice from me to the Board at any time of my decision to terminate my employment hereunder.

     5.  Resignation for Constructive Termination.

              (a) This Section 5 shall be effective if and only if, I resign my tenured professorship at the University of Hamburg in order to comply with the requirements of Section 4(c)(vii).

              (b) Upon my discovery of the occurrence of any Constructive Termination Event (as defined in Section 5(c) below), which occurs during the term of my employment hereunder following or within six (6) months prior to a Change in Control (as defined in Section 5(d) below), I shall be entitled to regard my employment as being constructively terminated and shall have the right to resign within ninety (90) days of my discovery of such Constructive Termination Event if it occurs after a Change in Control or, if the Constructive Termination Event occurs prior to a Change in Control, I shall be entitled to resign within ninety (90) days after the Change in Control. In the event I resign pursuant to this Section 5, I shall be entitled to receive all severance pay and other benefits provided under Section 6 of this Agreement, as if the Company had terminated my employment pursuant to Section 4(d) above.

              (c) For purposes of this Agreement, the term "Constructive Termination Event" shall mean each of the following events;

                   (1) Without my express written consent, I am assigned any duties materially inconsistent with my position, duties, responsibilities and status as an employee of the Company immediately prior to the Change in Control or my subsequent removal from or any failure to re-elect me to any such position;

                   (2) Without my express written consent, the termination and/or material reduction in my facilities (including office space and general location) and staff reporting and available to me immediately prior to the Change in Control;

                   (3) A material reduction by the Company of my total compensation as in effect prior to the Change in Control;

                   (4) The failure by the Company to maintain any of the employee benefits to which I was entitled prior to the Change in Control at a level substantially equal to or greater than the value of those employee benefits in effect prior to a Change in Control through the continuation of the same or substantially similar plans, programs and policies; or the taking of any action by the Company or its affiliates which would materially affect my participation in or reduce my benefits under any such plans, programs or policies, or deprive me of any material fringe benefits enjoyed by me prior to the Change in Control;

                   (5) The failure by the Company to provide me with at least substantially the same number of paid vacation days and sick leave to which I would have been entitled to prior to the Change in Control;

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                   (6)  The Company or any affiliate requiring me to be based anywhere other than within San Diego County, California, except for required travel on the Company's or affiliate's business to an extent substantially consistent with my business travel obligations before the Change in Control;

                   (7) Any purported termination of my employment by the Company or the Board other than pursuant to Sections 4(a), 4(b) or 4(c).

     In determining whether a Constructive Termination Event has occurred, I will be deemed to have, immediately prior to the Change in Control, the most senior position and the duties and responsibilities of greatest scope and authority held by me, the maximum facilities and staff reporting and available to me, and the maximum compensation, benefits, vacation and sick leave, at any time during the six months preceding the Change in Control.

              (d) For the purposes of this Agreement, the term "Change in Control" shall mean (i) a merger or consolidation of the Company with or into any other entity as a result of which the shareholders of the Company immediately prior to such event hold less than a majority in voting power of the outstanding shares of voting securities of the surviving entity immediately following such event, (ii) a sale of issued and outstanding capital stock of the Company as a result of which the shareholders of the Company immediately prior to such sale hold less than a majority in voting power of the outstanding shares of voting securities of the Company immediately following such sale, or (iii) a sale of all or substantially all of the assets of the Company.

     6. Payment After Termination. Following termination of my employment, all payments and benefits provided to me under this Agreement shall cease as of the date of such termination, except that (a) I shall be entitled to any benefits and distributions payable to terminated employees generally under the Company's retirement plan, if any, or other benefit plans in accordance with the terms of such plans, and (b) the event my employment is terminated by the Company pursuant to Section 4(d), then for the "Severance Pay Period" (as hereafter defined): (i) the Company shall pay me severance pay at the same rate as my salary at the effective date of such termination, such payments to be made at the same time as my salary otherwise would have been payable, and (ii) if and to the extent that following such termination of employment I and my family members are eligible to continue to be covered under the Company's group health insurance plan in effect at the time of such termination of employment, if any, the Company shall pay the premiums for such insurance coverage on my behalf and, if I and my family members are not eligible to continue to be covered under such group health insurance plan of the Company, the Company shall pay an equivalent amount toward the premium for any independent health coverage for me and my family members that I may obtain. The Company shall have no obligation to obtain such independent health coverage for me or my family members. The term "Severance Pay Period" shall mean the period commencing on the effective date of the termination of my employment under Section 4(d) and ending on the earlier to occur of my commencement of full-time employment for another employer or the date one year after such effective date. As a condition to the Company's obligation to make such payments to me or an my behalf during the Severance Pay Period I will be available to consult with the Company on such matters as the Company may reasonably request without the payment of additional compensation to me by the Company and will promptly notify the Company if I commence employment with another employer.

     7. Employee Performance. I shall use my best efforts to perform my assigned duties diligently, loyally, conscientiously and with reasonable skill, and shall comply with all reasonable and lawful rules, procedures and standards promulgated from time to time by the Company with regard to my conduct and my access to and use of the Company's property, equipment and facilities. Among such rules, procedure and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large, security provisions designed to protect Company property and the personal security of Company employees, rules respecting attendance, punctuality, and hours of work, and rules and procedures designed to protect the confidentiality of proprietary information. The Company agrees to make reasonable efforts to inform me of such rules, standards and procedures as are in effect from time to time.

     8. The Company's Management Rights. The Company retains its full management prerogatives and discretion to manage and direct its business affairs, including the adoption, amendment or modification of research, development, production or marketing decisions as it sees fit, notwithstanding any individual interest in or expectation I may have regarding a particular business program or product.

     9. Customer Lists and Employees. I agree that I shall not for a period of one (1) year immediately following the termination of my employment with the Company for any reason, whether with or without cause, either directly or indirectly: (1) call on, solicit, or take away any of the customers of the Company on whom I called or with whom I became acquainted or bad any personal contact during my employment with the Company, either for myself or for any other person or entity, or (2) solicit or take away, or attempt to solicit or take away any employees of the Company, either for myself or for any other person or entity.

     10. Unauthorized Disclosure of Confidential Information. While employed by the Company and thereafter, I shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including myself) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:

              (a) any idea, improvement, invention innovation, development, technical data, design, formula, device, pattern, concept, art, method, process, machine, manufacturing method, composition of matter, computer program, software, firmware, source code, object code,

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algorithm subroutine, object module, schematic, model, diagram, flow chart, chip masking specification, user manual, training or service manual, product specification, plan for a new or revised product, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

              (b) the name of any customer, employee, prospective customer or consultant, any other customer or prospective customer information, any sales plan, marketing material plan, or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company or any customer.

     Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, which has otherwise lawfully entered the public domain, which was known to me prior to its disclosure to me by the Company, or which was disclosed to me by a third party without breach of any obligation of confidentiality.

     I understand that the Company from time to time has in its possession information which is claimed by customers and others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Confidential Information for purposes of this Agreement.

     11. All Developments the Property of the Company. I agree that all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, records, files, memoranda, plans, sketches and all other documents and materials containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in Section 10, above), however and whenever produced (whether by myself or others), shall be the sole property of the Company, except those identified in Exhibit C.
---------

     I agree that all Confidential Information and an other discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements, or parts thereof (including without limitation all inventions, discoveries, and innovations with regard to physics, chemistry, enzymology, biology, biotechnology, genetic engineering or recombinant DNA) conceived, developed, or otherwise made by me, alone or jointly with others and in any way relating to the Company's present or proposed products, programs or services or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, during the period of my employment with the Company, whether or not made during my regular working hours, and whether or not made on the Company's premises, and whether or not disclosed by me to the Company (hereinafter referred to as "Developments") shall be the sole property of the Company. I agree to, and hereby do, assign to the Company all my right, title and interest throughout the world in and to all Developments and to anything tangible which evidences, incorporates, constitutes, represents or records any such Developments. I agree that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to the Company all copyrights, patents and other proprietary

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rights I may have in any such Developments, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. I agree to waive, and hereby waive, all moral rights or proprietary rights in or to any Developments and to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.

     12. Employee's Obligation to Keep Records. I shall make and maintain adequate and current written records of all Developments, which records shall be available to and remain the property of the Company at all times. I shall disclose all Developments promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.

     13. Exceptions to this Agreement. I hereby certify that I have informed the Company in writing of any and all continuing obligations to any previous employers which require me not to disclose to the Company any information and that Exhibit C sets forth any and all Confidential Information or Developments
     ---------
which I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to the date of this Agreement. I understand that after execution of this Agreement I shall have no right to exclude Confidential Information or Developments from this Agreement.

     14. Employee's Obligation to Cooperate. I will, at any time during my employment, or after it terminates, on request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without finding the generality of the foregoing, I will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Developments assigned pursuant to Section 11, and I will execute, when requested, patent and other applications and alignments thereof to the Company, or persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and I will further assist the Company in every way to enforce any patents and copyrights obtained, including, without limitation, testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. The Company shall advance all reasonable out-of-pocket expenses of my assistance under this Section 14 requested by the Company.

     15. Return of Property. If I cease to be employed by the Company, or at any other time upon request of the Company, I shall return promptly any and all customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which I may then possess or have under my control. I further agree that upon termination of my employment that I shall not take with me any documents or data of any description containing or pertaining to Confidential Information or Developments.

     If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a Termination Certificate.

     16. Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions of which I am aware and to take all action necessary to discharge the obligations of the Company thereunder.

     17.  Miscellaneous.

              (a) This Agreement contains the entire and only agreement between me and the Company with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof, including without limitation the Executive Employment Agreement between me and the Company dated April 1, 1994 and the Consulting Agreements between me and the Company dated April 1, 1994 and September 6, 1996. In the event of any inconsistency between this Agreement and any other agreements between me and the Company, the provisions of this Agreement shall prevail.

              (b) In the event of any termination of my employment with the Company, regardless of the manner of or reasons for such termination, my obligations under Sections 9, 10, 11, 12, 14, 15, 16 and 17 and the Company's obligations under Section 6 shall survive such termination. My obligations under this Agreement shall be binding upon my heirs, assigns, executors, administrators and representatives, and the provisions of this Agreement shall inure to the benefit of and be binding on the successors and assigns of the Company.

              (c) If any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

              (d) I recognize that money damages alone would not adequately compensate the Company in the event of breach by me of this Agreement, and I therefore agree that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to injunctive relief to restrain any such breach and to enforce the provisions hereof, without showing or proving any actual damage to the Company.

              (e) No failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof and no delay or omission by either party in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

              (f) This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by me and the Company.

              (g) This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

Date:  22 Dec, 1997           EMPLOYEE
       ------

                              Hubert Koster

                              /s/    Hubert Koster
                              --------------------
                              Employee's Signature

                              Address:  8636 C Via Mallorca Dr.
                                        -----------------------
                                        La Jolla, CA  92037
                                        -------------------


                              Accepted:

                              SEQUENOM, INC.

                              By:   /s/  (Illegible)
                                    ----------------
                              Title:  Chairman of the Board
                                      ---------------------

                                   EXHIBIT A

With respect to Section 2 of the Employment Agreement the following activities are being performed with the consent of the Company:

1) Supervision of some Ph.D. students at the University of Hamburg. No new Ph.D. students are being accepted.

2) Supervision of grants of joint projects between Sequenom supported by the BMBF (Ministry of Research and Technology, Bonn) and/or the State of Hamburg. One grant currently runs until August 31, 1998 and another grant together with the University of Munster (Hillenkamp) is in preparation.

3) Consultancy/member of the scientific advisory board of Hybridon (currently silent), the Biotage Division of Dyax Corporation, both in Boston and Eppendorfer Geratebau, Hamburg.

4) Continuation of being an Adjunct Professor at Boston University and having affiliations with universities in Hamburg, Boston and/or San Diego.